                                                Filed pursuant to Rule 424(b)(3)
                                                              Reg. No. 333-84702

PROSPECTUS

                             PEGASUS SOLUTIONS, INC.
                                  $200,000,000
          COMMON STOCK, PREFERRED STOCK, DEPOSITARY SHARES, CONVERTIBLE
            DEBT SECURITIES, DEBT SECURITIES AND SECURITIES WARRANTS

                                   ----------

                  Pegasus Solutions, Inc., a Delaware corporation, may offer, from time to time, in one or more series or classes and in amounts, at prices and on terms that we will determine at the time of offering, with an aggregate public offering price of up to $200,000,000:

         o unsecured debt securities that may be either senior debt securities or subordinated debt securities;

         o  convertible debt securities;

         o  whole or fractional preferred stock;

         o  preferred stock represented by depositary shares;

         o  common stock; or

         o warrants to purchase debt securities, convertible debt securities, preferred stock or common stock, all as shall be designated by Pegasus at the time of the offering.

                  We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest in any of these securities.

                  We may offer the securities directly, through agents designated from time to time, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. For more information on this topic, please see "Plan of Distribution" on page 13. No securities may be sold without the delivery of the applicable prospectus supplement describing the method and terms of the offering of such securities.

                  Our common stock trades on the Nasdaq National Market under the symbol "PEGS."



                                  ------------

         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES DISCUSSED IN THE PROSPECTUS, NOR HAVE THEY DETERMINED WHETHER THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                  The date of this prospectus is April 5, 2002

         WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY APPLICABLE SUPPLEMENT TO THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY APPLICABLE SUPPLEMENT TO THIS PROSPECTUS AS IF WE HAD AUTHORIZED IT. THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE, NOR DOES THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY APPLICABLE PROSPECTUS SUPPLEMENT IS CORRECT ON ANY DATE AFTER THEIR RESPECTIVE DATES, EVEN THOUGH THIS PROSPECTUS IS DELIVERED OR SECURITIES ARE SOLD ON A LATER DATE.


                                TABLE OF CONTENTS

Cautionary Statement Concerning Forward-Looking Statements................................................  1
About This Prospectus.....................................................................................  1
The Company...............................................................................................  1
Use of Proceeds...........................................................................................  2
Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends................................  2
Description of Debt Securities and Convertible Debt Securities............................................  3
Description of Capital Stock..............................................................................  6
Description of Securities Warrants........................................................................ 12
Plan of Distribution...................................................................................... 13
Legal Matters............................................................................................. 14
Experts................................................................................................... 14
Where You Can Find More Information....................................................................... 14
Incorporation of Documents By Reference................................................................... 15

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         This prospectus and the applicable prospectus supplement include and incorporate by reference forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. We intend those forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of the words "believe" "expect" "intend" "anticipate" "plan" "estimate" "project" or similar expressions. These forward-looking statements involve risks and uncertainties such as adverse changes in general market conditions for business and leisure travel as a result of additional terrorist activities, action by U.S. military forces, changes in hotel room rates, capacity adjustments by airlines, trends in the overall demand for travel, and the inherent difficulty in making projections during this period of uncertainty, as well as other risks and uncertainties described in or incorporated by reference into this report. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Actual results could differ materially from those in forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a "shelf" registration statement that we are filing with the SEC. By using a shelf-registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus. Warrants that will become exercisable within one year or less from the date of issuance and the securities underlying any warrants that may be sold hereunder are being registered herein. The total dollar amount of the securities we sell through these offerings will not exceed $200,000,000. This prospectus provides you with a description of the material terms of the securities we may offer that are known at this time. Each time we sell securities, we will provide you with a prospectus supplement that contains specific information about the terms of the securities being offered. The prospectus supplement will supplement information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" on page 14.

                                   THE COMPANY

         Except where expressly indicated or the context otherwise requires, the "Company," "Pegasus," "we," "our" or "us" when used in this report refers to Pegasus Solutions, Inc., a Delaware corporation, and its predecessors and consolidated subsidiaries.

         Pegasus is a leading provider of hotel room reservation services, reservation technology systems and hotel representation services to the global hotel industry. Our customers include:

         o A significant number of travel agencies around the world, including the 10 largest U.S.-based travel agencies based on revenues;

         o More than 46,000 hotels around the world, including 48 of the 50 largest hotel companies based on revenues and total number of guest rooms; and

         o        More than a thousand travel-related Web sites.

         Pegasus is organized into two reportable segments - technology and hospitality. The technology segment provides central reservation services, or CRS, electronic distribution, commission processing and property systems and services to the global hotel industry. The hospitality segment provides hotel representation services offered under the Utell brand name. Pegasus sold its hotel representation services offered under the Summit Hotels & Resorts and Sterling Hotels & Resorts brand names in January 2001, and the hotel representation service offered under the Golden Tulip brand name in June 2001.

         In June 2001, we launched our new Web-based property management system, or PMS, service, PegasusCentral(TM), and announced that Six Continents Hotels had named it as one of two preferred PMS standards for its 2,600-plus Holiday Inn and Holiday Inn Express properties. PegasusCentral offers, on an ASP basis, a single-image inventory system, providing CRS and PMS functions from a central database.

         Our executive offices are located at 3811 Turtle Creek Boulevard, Suite 1100, Dallas, Texas, 75219, and our telephone number is (214) 528-5656.

                                 USE OF PROCEEDS

         Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, working capital, acquisitions, development, repayment or refinancing of debt, or capital expenditures. We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

         The following table sets forth the ratio of earnings to fixed charges for the periods shown:

                                                            YEARS ENDED DECEMBER 31
                                              1997        1998        1999        2000        2001
                                              ----        ----        ----        ----        ----
         Ratio of earnings to fixed charges    1.7        15.3        36.8          *           *

         * Earnings available for fixed charges to achieve a 1:1 coverage ratio were inadequate in 2000 and 2001 due to purchase accounting amortization of $41.3 million and $52.7 million, respectively. The amount of additional earnings needed to generate a coverage ratio of 1:1 in 2000 and 2001 were $32.5 million and $38.0 million, respectively.

         The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For purposes of this table, earnings constitute the sum of pre-tax income from continuing operations before adjustment for loss from equity investee and fixed charges. Since there have been no preferred securities outstanding during the periods presented, the ratio of earnings to combined fixed charges and preferred stock dividends does not differ from the presentation of the ratio of earnings to fixed charges presented above.

         DESCRIPTION OF DEBT SECURITIES AND CONVERTIBLE DEBT SECURITIES

         We may issue debt securities and convertible debt securities independently or together with common stock or preferred stock, or warrants to purchase common stock or preferred stock. We will issue each series of debt securities under an indenture to be entered into between us and a bank as trustee, as specified in the applicable prospectus supplement.

         The trustee will act solely as our agent in connection with the debt securities and will not act for or on behalf of debtholders. The following sets forth certain general terms and provisions of the debt securities and convertible debt securities that may be offered under this registration statement. Further terms of the debt securities and the applicable indentures will be set forth in the applicable prospectus supplement.

         The debt securities will be direct, unsecured general obligations of Pegasus. We may issue debt securities in one or more series. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series.

         A prospectus supplement and any supplemental indentures relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

         o  the title, type and amount of the debt securities;

         o  the total principal amount and priority of the debt securities;

         o the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

         o the dates on which the principal of the debt securities will be payable;

         o the interest rates (which may be fixed or variable) which the debt securities will bear, or the method for determining rates;

         o the dates from which the interest on the debt securities will accrue and be payable, or the method of determining those dates, and any record dates for the payments due;

         o any provisions for redemption, conversion or exchange of the debt securities, at our option or otherwise, including the periods, prices and terms of redemption or conversion;

         o any sinking fund or similar provisions, which would obligate us to repurchase or otherwise redeem the debt securities, along with the periods, prices and terms of redemption, purchase or repayment;

         o the amount or percentage payable if we accelerate the maturity of the debt securities, if other than the principal amount;

         o any additional events of default or covenants set forth in the indentures;

         o  the terms of subordination, if any;

         o any special tax implications of the debt securities, including provisions for original issue discount securities; and

         o  any other terms consistent with the indenture.

         The debt securities may be issued in registered, bearer, coupon or global form. We may authorize and determine the terms of a series of debt securities by resolution of our board of directors or the pricing committee of our board of directors. Unless otherwise described in the applicable prospectus supplement, we will issue debt securities only in denominations of $1,000 and integral multiples of that amount.

GLOBAL CERTIFICATES

         Unless the prospectus supplement otherwise provides, we will issue debt securities as one or more global certificates that will be deposited with The Depositary Trust Company, or DTC. Unless otherwise specified in the applicable prospectus supplement, debt securities issued in the form of a global certificate to be deposited with DTC will be represented by a global certificate registered in the name of DTC or its nominee. This means that we will not issue certificates to each holder. Generally, we will issue global securities in the total principal amount of the debt securities in a series. Debt securities in the form of a global certificate may not be transferred except as a whole among DTC, its nominee or a successor to DTC and any nominee of that successor.

         We may determine not to use global certificates for any series. In that event, we will issue debt securities in certificated form.

         The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. Those laws and some conditions on transfer of global securities may impair the ability to transfer interests in global securities.

OWNERSHIP OF GLOBAL SECURITIES

         So long as DTC or its nominee is the registered owner of a global security, that entity will be the sole holder of the debt securities represented by that instrument. Both we and the trustee are required to treat only DTC or its nominee as the legal owner of those securities for all purposes under the indentures.

         Unless otherwise specified in this prospectus or the prospectus supplement, no actual purchaser of debt securities represented by a global security will be entitled to receive physical delivery of certificated securities or will be considered the holder of those securities for any purpose under the indentures. In addition, no actual purchaser will be able to transfer or exchange global securities unless otherwise specified in this prospectus or the prospectus supplement. As a result, each actual purchaser must rely on the procedures of DTC to exercise any rights of a holder under the applicable indenture. Also, if an actual purchaser is not a DTC participant, the actual purchaser must rely on the procedures of the participant through which it owns its interest in a global security.

THE DEPOSITARY TRUST COMPANY

         The following is based on information furnished by DTC and applies to the extent that it is the depositary, unless otherwise provided in the prospectus supplement.

         Registered Owner. The debt securities will be issued as fully registered securities in the name of Cede & Co., which is DTC's partnership nominee. The trustee will deposit the global security with the depositary. The deposit with the depositary and its registration in the name of Cede & Co. will not change the nature of the actual purchaser's ownership interest in the debt securities.

         DTC's Organization. DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of that law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

         DTC is owned by a number of its direct participants, the New York Stock Exchange, Inc. and NasdaqAmex. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations who directly participate in DTC. Other entities may access DTC's system by clearing transactions through or maintaining a custodial relationship with direct participants. The rules applicable to DTC and its participants are on file with the SEC.

         DTC's Activities. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts. Doing so eliminates the need for physical movement of securities certificates.

         Participants' Records. Except as otherwise provided in this prospectus or a prospectus supplement, purchases of debt securities must be made by or through a direct participant, which will receive a credit for the securities on DTC's records. The purchaser's interest is in turn to be recorded on the participants' records. Actual purchasers will not receive written confirmations from DTC of their purchase, but they generally receive confirmations along with periodic statements of their holdings from the participants through which they entered into the transaction.

         Transfers of interests in the global securities will be made on the books of the participants on behalf of the actual purchasers. Certificates representing the interest of the actual purchasers in the securities will not be issued unless the use of global securities is suspended. DTC has no knowledge of the actual purchasers of global securities. DTC's records only reflect the identity of the direct participants who are responsible for keeping account of their holdings on behalf of their customers.

         Notices Among the Depositary, Participants and Actual Owners. Notices and other communications by DTC, its participants and the actual purchasers will be governed by arrangements among them, subject to any legal requirements in effect.

         Voting Procedures. Neither DTC nor Cede & Co. will give consents for or vote the global securities. DTC generally mails an omnibus proxy to us just after the applicable record date. That proxy assigns Cede & Co.'s voting rights to the direct participants to whose accounts the securities are credited at that time.

         Payments. Principal and interest payments made by us will be delivered to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date unless it has reason to believe that it will not receive payment on that date. Payments by participants to actual purchasers will be governed by standing instructions and customary practices, as is the case with securities held for customers in bearer form or registered in "street name." Those payments will be the responsibility of that participant, not DTC, the trustee or us, subject to any legal requirements in effect at that time.

         We are responsible for payment of principal, interest and premium, if any, to the trustee, who is responsible to pay it to DTC. DTC is responsible for disbursing those payments to direct participants. The participants are responsible for disbursing payment to the actual purchasers.

TRANSFER OR EXCHANGE OF DEBT SECURITIES

         You may transfer or exchange debt securities (other than global securities) without a service charge at the corporate trust office of the trustee. You may also surrender debt securities (other than global securities) for conversion or registration of transfer without a service charge at the corporate trust office of the trustee. You must execute a proper form of transfer and pay any taxes or other governmental charges resulting from that action.

TRANSFER AGENT

         If we designate a transfer agent (in addition to the trustee) in a prospectus supplement, we may at any time rescind this designation or approve a change in the location through which any such transfer agent acts. We will, however, be required to maintain a transfer agent in each place of payment for a series of debt securities. We may at any time designate additional transfer agents for a series of debt securities.

DEFEASANCE

         We may defease the debt securities of a series, which means that we would satisfy our duties under that series before maturity. We may do so by depositing with the trustee, in trust for the benefit of the holders, sufficient funds to pay the entire indebtedness on that series, including principal, premium, if any, and interest.

CONVERSION

         Debt securities may be convertible into or exchangeable for common stock or preferred stock. The prospectus supplement will describe the terms of any conversion rights.

                          DESCRIPTION OF CAPITAL STOCK

         We may issue common stock or preferred stock. We may issue common stock or preferred stock independently or together with debt securities and convertible debt securities or warrants to purchase common stock or preferred stock. Our authorized capital stock consists of 50,000,000 shares of common stock, $0.01 par value per share, and 2,000,000 shares of preferred stock, $0.01 par value per share, issuable in series. Our board of directors has designated 100,000 shares of preferred stock as Series A Preferred Stock. As of March 14, 2002, there were 24,777,000 shares of our common stock outstanding and no shares of our preferred stock outstanding.

         COMMON STOCK

         The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of our common stock are not entitled to cumulate voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore. In the event of a liquidation, dissolution or winding up of Pegasus, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive, conversion or other rights to subscribe for additional securities of Pegasus. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non assessable.

         DELAWARE ANTI-TAKEOVER LAW AND CHARTER AND CONTRACTUAL PROVISIONS

         Delaware Anti-Takeover Statute. Pegasus is subject to the provisions of
Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

         Certificate of Incorporation. Pegasus' Certificate of Incorporation provides:

         o for the authorization of the board of directors to issue, without further action by the stockholders, up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof;

         o that any action required or permitted to be taken by stockholders of Pegasus must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing;

         o that special meetings of stockholders of Pegasus may be called only by the Chairman of the Board, the Chief Executive Officer or a majority of the members of the board of directors;

         o        for a classified board of directors;

         o that vacancies on the board of directors, including newly created directorships, can be filled only by a majority of the directors then in office; and

         o that directors of Pegasus may be removed only for cause and only by the affirmative vote of holders of at least two-thirds of the outstanding shares of voting stock, voting together as a single class.

         These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage some types of transactions that may involve an actual or threatened change of control of Pegasus. These provisions are also designed to reduce the vulnerability of Pegasus to an unsolicited proposal for a takeover of Pegasus that does not contemplate the acquisition of all of its outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of Pegasus. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of Pegasus. These provisions may also have the effect of preventing changes in the management of Pegasus.

         Limitations On Director Liability. Our Fourth Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it may be amended, our directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

         Trading Market, Transfer Agent And Registrar. Our common stock is traded on the Nasdaq National Market under the symbol "PEGS." The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.

         Rights Agreement. On September 28, 1998, the board of directors of Pegasus declared a dividend distribution of one purchase right for each outstanding share of its common stock to Pegasus stockholders on October 13, 1998. Each purchase right entitles the registered holder to purchase from Pegasus one-one thousand five hundredth (1/1,500) of a share of Series A Preferred Stock at a price of $60.00 per one-one thousand five hundredth (1/1,500) of a share, which reflects the adjustment for the stock split effected in January 2000. Initially, the purchase rights are attached to all common stock certificates representing shares then outstanding, and no separate rights certificates are distributed. The purchase rights will separate from the common stock upon the earlier of:

         o 10 business days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of common stock

         o 10 business days (or a later date as the board of directors determines) following the commencement of a tender or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of common stock.

         If an acquiring person or group obtains 20% or more of Pegasus' outstanding common stock, other than in some types of permitted transactions, and unless the purchase rights were redeemed earlier, the holder of each unexercised purchase right will have the right to receive shares of Pegasus common stock having a value equal to two times the purchase price. Similarly, unless the purchase rights were redeemed earlier, after the tenth day following some types of acquisition transactions, proper provision must be made so that holders of purchase rights (other than those beneficially owned by an acquiring person, which are void after being acquired by the acquiring person) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the purchase price. Prior to the time the purchase rights become exercisable, the Pegasus board of directors may redeem the purchase rights for $0.01. However, the purchase rights are not exercisable following the triggering events until the purchase rights are no longer redeemable by Pegasus as described below. Until 10 business days following the time the purchase rights become exercisable, Pegasus may redeem the purchase rights in whole, but not in part, at a price of $0.01 per purchase right (payable in cash, shares of common stock or other consideration deemed appropriate by the Pegasus board of directors). Prior to the acquisition by any acquiring person or group of 50% or more of the outstanding shares of common stock, the Pegasus board of directors may, without payment of the purchase price by the holder, exchange the purchase rights (other than purchase rights owned by such acquiring person or group, which will become void), in whole or in part, for shares of common stock at an exchange ratio of one-half the number of shares of common stock (or in some circumstances preferred stock) for which a purchase right is exercisable immediately prior to the time of Pegasus' decision to exchange the purchase rights (subject to adjustment). The purchase rights expire on October 13, 2008 or on their earlier exchange, redemption or expiration in connection with some types of permitted transactions.

PREFERRED STOCK

         Our board of directors has the authority, without further action by the stockholders, to issue up to 2,000,000 shares of preferred stock in one or more series, and the prospectus supplement shall set forth with respect to each series that may be issued and sold pursuant to this prospectus:

         o the designation of such shares and the number of shares that constitute such series;

         o the dividend rate (or the method of calculation thereof), if any, on the shares of such series and the priority as to the payment of dividends with respect to other classes or series of Pegasus capital shares;

         o  the dividend periods (or the method of calculation thereof);

         o  the voting rights of the shares;

         o the liquidation preference and the priority as to payment of such liquidation preference with respect to other classes or series of capital shares of Pegasus and any other rights of the shares of such series upon liquidation or winding-up of Pegasus;

         o whether or not and on what terms the shares of such series will be subject to redemption or repurchase at the option of Pegasus;

         o whether and on what terms the shares of such series will be convertible into or exchangeable for other debt or equity securities of Pegasus which have been registered under the registration statement of which this prospectus constitutes a part thereof;

         o whether the shares of such series of preferred stock will be listed on a securities exchange;

         o any special United States federal income tax considerations applicable to such series; and

         o the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series not inconsistent with our certificate of incorporation, bylaws and applicable law.

         While there currently are no shares of preferred stock outstanding, our board of directors has designated 100,000 shares of preferred stock as Series A Preferred Stock, in connection with the Rights Agreement described above. In addition to the 100,000 shares of preferred stock that may be issued in connection with the Rights Agreement, our board of directors may also authorize the issuance of an additional 1,900,000 shares of preferred stock. The issuance of additional preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company.

         Convertibility. No series of preferred stock that may be issued and sold pursuant hereto will be convertible into or exchangeable for other securities or property, except as set forth in the applicable prospectus supplement which will set forth the terms and conditions upon which such conversion or exchange may be effected, including the initial conversion or exchange rate and any adjustments thereto, the conversion or exchange period and any other conversion or exchange provisions.

         Dividends. Holders of preferred stock shall be entitled to receive, when and as declared by our board of directors, out of funds legally available therefore, a cash dividend payable at such dates and such rates, if any, per share as set forth in the applicable prospectus supplement.

         Unless otherwise set forth in the applicable prospectus supplement, each series of preferred stock that may be issued and sold pursuant hereto, will rank junior as to dividends to any preferred stock that may be issued in the future that is expressly senior as to dividends to the preferred stock. If at any time we have failed to pay accrued dividends on any senior capital stock at the time dividends are payable, we may not pay any dividend on the preferred stock or redeem or otherwise repurchase preferred stock until such accumulated but unpaid dividends on the senior capital stock have been paid or set aside for payment in full by us.

         Unless otherwise set forth herein or in the applicable prospectus supplement relating to any series of preferred stock that may be issued and sold pursuant hereto, no dividends shall be declared or set aside for payment nor shall any other distribution be declared or made upon the common stock, nor shall any common stock of Pegasus ranking junior to or on a parity with the preferred stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares by Pegasus) unless:

            o if such series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period; and

            o if such series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period;

provided, however, that any monies theretofore deposited in any sinking fund with respect to any preferred stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon preferred stock outstanding on the last dividend payment date shall have been paid or declared and set apart for payment. Further, any such junior or parity preferred stock or common stock may be converted into or exchanged for shares of Pegasus capital stock ranking junior to the preferred stock as to dividends.

         The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year or twelve 30-day months. Accrued but unpaid dividends will not bear interest.

         Redemption and Sinking Fund. No series of preferred stock that may be issued and sold pursuant hereto will be redeemable or be entitled to receive the benefit of a sinking fund, except as set forth in the applicable prospectus supplement, which will set forth the terms and conditions thereof, including the dates and redemption price of any such redemption, any conditions thereto, and any other redemption or sinking fund provisions.

         Liquidation Rights. In the event of our voluntary liquidation, dissolution or winding-up, the holders of any series of preferred stock shall be entitled to receive in full out of our assets, including our capital, before any amount shall be paid or distributed among the holders of the common stock or any other shares of capital stock ranking junior to such series, the amounts fixed by our board of directors with respect to such series and set forth in the applicable prospectus supplement. In addition, each holder will receive an amount equal to all dividends accrued and unpaid on that series of preferred stock to the date of payment of the amount due pursuant to our liquidation, dissolution or winding-up. However, holders of noncumulative preferred stock will only receive dividends for the current dividend period. After holders of the preferred stock are paid the full preferential amounts to which they are entitled, they will have no right or claim to any of our remaining assets. If liquidating distributions are made in full to all holders of preferred stock, our remaining assets will be distributed among the holders of any other series of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding-up. The distributions will be made according to the holders' respective rights and preferences and, in each case, according to their respective numbers of shares. Our merger or consolidation into or with any other corporation, or the sale or conveyance of all or substantially all of our assets, shall not constitute a dissolution, liquidation or winding-up.

         Voting Rights. Holders of preferred stock will not have any voting rights, unless otherwise set forth on the applicable prospectus supplement or as otherwise required by applicable law.

DEPOSITARY SHARES

         We may issue receipts for depositary shares, each of which will represent a fractional interest of a particular series of preferred stock, as specified in the applicable prospectus supplement. The preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement to be entered into among us, the depositary named in the deposit agreement and the holders of the depositary receipts. Immediately following our issuance and delivery of the preferred stock to the depositary, we will cause the depositary to issue, on our behalf, the depositary receipts. Subject to the terms of the applicable depositary agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of preferred stock represented by the depositary shares evidenced by the depositary receipts, to all the rights and preferences of the preferred stock represented by the depositary shares (including dividend, voting, conversion, redemption and liquidation rights) as designated by our board of directors.

         The summary of our depositary shares set forth below is not complete. You should refer to the applicable prospectus supplement, provisions of the deposit agreement and the depositary receipts that will be filed with the SEC as part of the offering of any depositary shares. To obtain copies of these documents, see "Where You Can Find More Information" on page 14.

         Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received on behalf of the preferred stock proportionately to the record holders of the related depositary receipts owned by such holder. Such distributions are subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

         In the event of a non-cash distribution, the depositary will distribute property it receives to the record holders of depositary receipts entitled to the property unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with our approval, sell such property and distribute the net proceeds of such sale to holders. Such distributions by the depositary are subject to certain obligations of holders to file proofs, certificates and other information and to pay certain changes and expenses to the depositary.

         Withdrawal of Shares. Unless the related depositary shares have previously been called for redemption, upon surrender of the depositary receipts at the corporate trust office of the depositary, the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional preferred stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of such preferred stock will not thereafter be entitled to receive depositary shares therefore. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

         Redemption. Whenever we redeem preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock so redeemed, provided we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. With respect to noncumulative preferred stock, dividends will be paid for the current dividend period only. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot.

         After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares called for redemption will cease. However, the holders will have the right to receive any moneys payable upon redemption and any money or other property that the holders of such depositary receipts were entitled to at the time of redemption when they surrender their depositary receipts to the depositary.

         Voting Rights. Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary receipts related to such preferred stock. Each record holder of depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights of the preferred stock related to such holder's depositary receipts. The record date for depositary receipts will be the same date as the record date for preferred stock. The depositary will vote the preferred stock related to such depositary receipts in accordance with such instructions, and we will agree to take all reasonable action that the depositary deems necessary to enable it to vote the preferred stock. The depositary will abstain from voting preferred stock represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts.

         Liquidation Preference. In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, each holder of a depositary receipt will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the depositary share evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

         Conversion of Preferred Stock. The depositary shares, as such, are not convertible into common stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the depositary with written instructions to the depositary to instruct us to cause conversion of the preferred stock represented by the depositary shares into whole common stock, other preferred stock or other shares of capital shares. We have agreed that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, one or more new depositary receipts will be issued for any depositary shares not to be converted. No fractional common stock will be issued upon conversion. If conversion will result in a fractional share being issued, we will pay in cash an amount equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

         Amendment and Termination of the Deposit Agreement. The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between the depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the existing holders of at least a majority of the depositary shares evidenced by outstanding depositary receipts.

         We may terminate the deposit agreement upon not less than 30 days' prior written notice to the depositary if a majority of each class of preferred stock affected by such termination consents to such termination. Upon termination of the deposit agreement, the depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional preferred stock as are represented by the depositary shares evidenced by such depositary receipts. In addition, the deposit agreement will automatically terminate if:

         o  all outstanding depositary shares have been redeemed;

         o there has been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding-up and such distribution has been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock; or

         o each related preferred share shall have been converted into capital shares that are not represented by depositary shares.

         Fees of depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the depositary's fees and expenses for any duties that holders request to be performed which are outside those expressly provided for in the deposit agreement.

         Resignation and Removal of depositary. The depositary may resign at any time by delivering to us notice of its resignation, and we may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary. A successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal. A successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

         Miscellaneous. The depositary will forward to holders of depositary receipts any reports and communications from us which it receives with respect to the related preferred stock. Neither us nor the depositary will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. The obligations of us and the depositary under the deposit agreement will be limited to performing their duties thereunder in good faith and without negligence, gross negligence or willful misconduct. Pegasus and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or preferred stock represented thereby unless satisfactory indemnity is furnished. Pegasus and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

         If the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from us.

                       DESCRIPTION OF SECURITIES WARRANTS

         We may issue securities warrants for the purchase of debt securities, preferred stock or common stock. We may issue securities warrants independently or together with debt securities, preferred stock or common stock or attached to or separate from the offered securities. We will issue each series of securities warrants under a separate warrant agreement between us and a bank or trust company as warrant agent, as specified in the applicable prospectus supplement.

         The warrant agent will act solely as our agent in connection with the securities warrants and will not act for or on behalf of securities warrant holders. The following sets forth certain general terms and provisions of the securities warrants that may be offered under this registration statement. Further terms of the securities warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

         The applicable prospectus supplement will describe the terms of the securities warrants in respect of which this prospectus being delivered, including, where applicable, the following:

         o  the title of such securities warrants;

         o  the aggregate number of such securities warrants;

         o the price or prices at which such securities warrants will be issued;

         o the type and number of securities purchasable upon exercise of such securities warrants;

         o the designation and terms of the other offered securities, if any, with which such securities warrants are issued and the number of such securities warrants issued with each such offered security;

         o the date, if any, on and after which such securities warrants and the related securities will be separately transferable;

         o the price at which each security purchasable upon exercise of such securities warrants may be purchased;

         o the date on which the right to exercise such securities warrants shall commence and the date on which such right shall expire;

         o the minimum or maximum amount of such securities warrants that may be exercised at any one time;

         o  information with respect to book-entry procedures, if any;

         o  a discussion of certain federal income tax considerations; and

         o any other terms of such securities warrants, including terms, procedures and limitations relating to the exercise and exchange of such securities warrants.

         Warrant certificates will be exchangeable for new warrant certificates of different denominations and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise and will not be entitled to payment of principal of (or premium, if any) or interest, if any, on the debt securities of Pegasus purchasable upon such exercise or to any dividend payments or voting rights as to which holders of the preferred stock or common stock purchasable upon such exercise may be entitled.

         Each warrant will entitle the holder to purchase for cash such principal amount of debt securities of Pegasus, or such number of preferred stock or common stock, at such exercise price as shall, in each case, be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to 5:00 p.m. Dallas, Texas time on the expiration date set forth in applicable prospectus supplement. After 5:00 p.m. Dallas, Texas time on the expiration date, unexercised warrants will become void.

         Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, Pegasus will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants are presented by such warrant certificate of exercise, a new warrant certificate will be issued for the remaining amount of warrants.

                              PLAN OF DISTRIBUTION

         We may offer securities directly or through underwriters, dealers or agents. The prospectus supplement will identify those underwriters, dealers or agents and will describe the plan of distribution, including commissions to be paid. If we do not name a firm in the prospectus supplement, the firm may not directly or indirectly participate in any underwriting of those securities, although it may participate in the distribution of securities under circumstances entitling it to a dealer's allowance or agent's commission. Any underwriting agreement will entitle the underwriters to indemnification against designated civil liabilities under the federal securities laws and other laws. The underwriters' obligations to purchase securities will be subject to compliance with specific conditions and generally will require them to purchase all of the securities if any are purchased.

         Unless otherwise noted in the prospectus supplement, the securities will be offered by the underwriters, if any, when, as and if issued by us, delivered to and accepted by the underwriters and subject to their right to reject orders in whole or in part.

         We may sell securities to dealers, as principals. Those dealers then may resell the securities to the public at varying prices set by those dealers from time to time. We may also offer securities through agents. Agents generally act on a "best efforts" basis during their appointment, meaning that they are not obligated to purchase securities. Dealers and agents may be entitled to indemnification as underwriters by us against designated liabilities under the federal securities laws and other laws.

         An underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with securities laws. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bidders to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. The underwriters may engage in these activities on any exchange or other market in which the securities may be traded. If commenced, the underwriters may discontinue these activities at any time.

         Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for, us and our subsidiaries in the ordinary course of business.

         The prospectus supplement or pricing supplement, as applicable, will set forth the anticipated delivery date of the securities being sold at that time.

                                  LEGAL MATTERS

         Unless otherwise noted in a prospectus supplement, Locke Liddell & Sapp LLP, Dallas, Texas, will pass on the legality of the securities offered through this prospectus. Counsel for any underwriters or agents will be noted in the applicable prospectus supplement.

                                     EXPERTS

         The financial statements and related financial statement schedule incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to the public at the SEC's web site at http://www.sec.gov. Our website address is http://www.pegs.com. Information contained on our website does not constitute, and will not be deemed to constitute, part of this prospectus.

         This prospectus is only part of a registration statement we are filing with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules to the registration statement that we have excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or document. You may inspect or obtain a copy of the registration statement, including exhibits and schedules, as described in the previous paragraph.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and the information we file later with the SEC will automatically update and supersede this information.

         We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

         o Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 000-22935).

         o The description of the rights to purchase Series A Preferred Stock contained in our registration statement on Form 8-A filed October 9, 1998 (File No. 000-22935).

         o The description of our capital stock contained in our registration statement on Form 8-A filed August 4, 1997 (File No. 000-22935).

         You may request copies of these filings at no cost by writing or telephoning us at the following address and telephone number:

                             Pegasus Solutions, Inc.
                           3811 Turtle Creek Boulevard
                                   Suite 1100
                               Dallas, Texas 75219
                                 (214) 528-5656
               Attention: Ric L. Floyd, Executive Vice President,
                          General Counsel and Secretary

         Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.